                                                                    EXHIBIT 10.9

                                LICENSE AGREEMENT
                                  CONFIDENTIAL


         This Agreement is made between KYUSHU MATSUSHITA ELECTRIC CO., LTD. (herein called KME ); and 8x8, INC. (herein called 8x8), effective the 7th day of May, 1996.

         WHEREAS, 8x8 a developer and a supplier of integrated circuit products has the right to license certain software and related materials useful in connection with the use of such integrated circuits which software and related materials contain valuable proprietary information of 8x8; and

         WHEREAS, KME is in the business of developing and marketing hardware products; and

         WHEREAS, KME desires to obtain certain rights from 8x8 with respect to that software and related materials from 8x8.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained hereinafter, 8x8 and KME agree as follows:

         1. LICENSE. 8x8 will immediately deliver to KME all of the source code version and/or object code version of the H.324 code and related software and document, as well as the DVC7 board schematics (herein called H.324 Technology) by the 15th day of May, 1996, and hereby grants to KME a nonexclusive, nonassignable world-wide license to make, have made, use or sell products with such H.324 Technology and any 8x8 patents or copyrights relevant thereto (including after acquired rights), all to the extent 8x8 is legally entitled to grant rights thereto to KME hereunder. In consideration therefore, KME will pay 8x8 immediately [*] (to be received by wire transfer on or before [*] after execution of this Agreement) and another [*] on [*] (total [*] for the immediate delivery of what 8x8 has in the way of H.324 Technology). If 8x8 fails to deliver the H.324 Technology to KME within 30 days to the reasonable satisfaction of KME, KME shall have the right to request on or before 30 days from the effective date of this agreement that 8x8 refund the amount paid (in which case this Agreement is void, other than the provision on confidentiality, and KME will return all materials to 8x8 and not use the proprietary technology furnished by 8x8). These payments are not contingent on 8x8 doing anything further, or upon the results of KME's developments or use of such H.324 Technology. Except for the above, 8x8 makes no warranties expressed or implied as to the condition of such technology, other than 8x8 hereby represents that it has not knowingly misused or stolen technology of others; provided 8x8 makes no warranties with respect to the ITU standard itself, such as DSP Group's claims with respect to G.723 as 8x8 explained to KME. KME hereby grants to 8x8 a nonexclusive, nonassignable world-wide license to make, have made, use or sell products covered by patents KME has now or later acquires, to the extent KME is legally entitled to do so, but limited to H.324 Technology.


---------
[*] Confidental treatment requested.

         2. LICENSING OF ENHANCEMENTS. The parties agree, at no charge, to license to the other party any enhancements of H.324 Technology which will be performed on LVP or VCP chip (or enhancements to the LVP/VCP chip if KME elects to manufacture as provided below) made by either party, delivered at least monthly, until such time as KME decides to discontinue licensing enhancements by notice to 8x8 (but enhancements up to the date of such notice shall be shared).

         3. ADDITIONAL CONSIDERATION. If KME succeeds in achieving its objective of initiation of shipment of volume manufacturing by [*] of a [*] in FOB Japan price of [*] US dollars or less, as defined according to its specifications in good faith, then KME will pay to 8x8 additional consideration for the license in paragraph 1 of [*] on or before [*]. In the event that KME fails to achieve such objective for any reason (regardless of cause by 8x8 or KME), KME will not be obligated to pay to 8x8 such additional consideration.

         4. MANUFACTURING OF LVP/VCP CHIP. KME has the right to obtain from 8x8 the technology 8x8 has for manufacturing the LVP and/or VCP chip upon payment to 8x8 of [*] (provided credit is given for the payment to the extent made by KME to 8x8 under paragraph 3 above). In the event that KME paid the additional [*] consideration to 8x8 under paragraph 3 above, payment of [*] under this paragraph 4 shall be reduced to [*]. 8x8 shall then provide to KME all technical information, including without limitation the schematics and process flows (hereinafter called LVP/VCP Technology), which is necessary for KME to manufacture the LVP and/or VCP. KME may have made the LVP and/or VCP by its subcontractors. KME is limited to using the LVP and/or VCP chips it manufactures to internal use only (but internal includes any affiliate of KME, such as any entity controlled directly or indirectly by Matsushita Electric Industrial Co., Ltd.) on systems assembled by KME or its affiliates. Under no circumstances is KME or its subcontractors allowed to sell or make available such LVP and/or VCP chips to unaffiliated entities. Further, KME will pay to 8x8 a royalty of [*] of the value (material costs plus reasonable manufacturing costs of the LVP and/or VCP chip or shipping price to KME from its subcontractors) of the LVP and/or
VCP chip (or any unit wherein KME uses any part of the LVP and/or VCP chip technology) or [*], whichever is greater.

         5. ENGINEERING SUPPORT. 8x8 will provide engineering support to KME to enable KME [*] to implement the DVC7 for demonstration purposes in [*] and to enable KME to achieve its objectives of volume manufacturing by the end of [*], to the extent possible. The parties shall bear any of their own costs and expenses incurred by each party for performance of engineering support. 8x8 will provide reasonable technical support, [*] to KME with respect to H.324 Technology after initiation of volume manufacturing. If KME at any time request 8x8 engineers or others to travel to Japan, KME will pay the reasonable cost agreed upon by both parties associated therewith, including 8x8's labor cost for such 8x8 personnel as well as travel (business class on the airplane), meals and lodging.


--------
[*] Confidential treatment requested.

         6. LVP/VCP PRICING. Once KME places noncancellable orders for [*] units of LVP and/or VCP in any single quarter, 8x8 will assure KME that the pricing for such units [*]; and further, 8x8 will do its best to selectively sort the units to identify the units that will best work in KME's system. The parties recognize that the price target is [*] or less under this paragraph.

         7. WARRANTIES. 8x8 represents and warrants that as of the Effective date of this agreement it has received no notice that H.324 Technology and Technical Information infringes any patent, copyright, trade secret or other intellectual property right (collectively Intellectual Property Rights) of any third party. 8x8 will immediately advise KME of any such notice received by 8x8 in the future as it applies to H.324 Technology (or LVP/VCP Technology if KME elects to manufacture it), whether current versions of H.324 Technology or later enhanced versions, and whether the enhancement was done by 8x8 or KME; likewise KME will notify 8x8 of any notice KME receives where there is a claim that applies to H.324 Technology (or LVP/VCP if KME elect to manufacture it), whether current versions of H.324 Technology or later enhanced versions, and whether the enhancement was done by 8x8 or KME. Each party bears the risk that some party claims or sues it with respect to alleged infringement of Intellectual Property Rights of others; provided that the other party will cooperate in such litigation to the extent it can be helpful in defending against such claims of other third parties. EITHER PARTY MAKES NO WARRANTIES EXPRESSED OR IMPLIED AS TO THE QUALITY, PATENTS OR COPYRIGHTS OF ANYTHING DELIVERED HEREUNDER AND ENHANCEMENT, EXCEPT AS SPECIFIED IN THIS AGREEMENT. EITHER PARTY MAKES NO INDEMNITY IN THE EVENT THAT THE OTHER PARTY IS SUED FOR ANYTHING RELATED TO THE
H.324 TECHNOLOGY OR LVP/VCP TECHNOLOGY OR ENHANCEMENT HEREUNDER EXCEPT AS SPECIFIED IN THIS AGREEMENT, BUT EITHER PARTY WILL COOPERATE IN THE EVENT OF SUCH LITIGATION TO ASSIST THE OTHER PARTY TO DEFEND SUCH LITIGATION.

         8. CONFIDENTIAL INFORMATION. The parties will keep confidential any information provided to it by the other party that is proprietary to the other party and marked confidential; provided such information shall not be considered proprietary once it is in the public domain by no fault of the other party. Such confidentiality will be maintained by the other party with the same care that such party would use for its own confidential information, but in any event with reasonable care.

         9. TERMINATION. This Agreement may be terminated by KME at any time after paying the [*] required under paragraph 1. A party may terminate this Agreement if the other party (a) becomes involved in any voluntary or involuntary bankruptcy or other insolvency proceeding not terminated within 30 days, or (b) ceases to be actively engaged in business or financially capable of fulfilling its obligations under this Agreement. Even though 8x8 becomes involved in any voluntary or involuntary bankruptcy or succession or assignment or other insolvency proceedings, or ceases to be actively in business, KME shall have its rights under this Agreement provided KME is making the financial payments required by KME hereunder. A party may terminate this Agreement on thirty (30)

-------
[*] Confidential treatment requested
days written notice for breach by the other party unless it is corrected and notice thereof given to the party not in breach within the same thirty (30) days. A license shall end on termination of this Agreement. Termination of this Agreement shall not relieve either party of any obligation hereunder for transactions completed or for which commitments have been made in the normal course prior to such termination, nor the obligations concerning nondisclosure of information contained here. KME will return the object code version and the source code version of the H.324 Technology, all other confidential information, and all copies thereof to 8x8 promptly upon termination of the Agreement, and KME then covenants not to use the 8x8 proprietary technology contained in the
H.324 Technology (or LVP/VCP Technology, to the extent KME obtains it).

         10. COMPLETE AGREEMENT. This is a complete agreement binding upon the parties, their heirs, successors and assigns. It may only be modified in writing signed by officers of both parties. It is governed by the laws of California. KME is entitled to withhold taxes not exceeding 10% due the government of Japan on any payment due 8x8 hereunder, provided KME furnishes 8x8 with proof of such payment of taxes.

         IN WITNESS WHEREOF, the parties have executed this Agreement.


KYUSHU MATSUSHITA ELECTRIC CO.,                  8x8, INC.
LTD.


By: ______________________________               By: ___________________________


--------
[*] Confidential treatment requested